UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): October 16, 2008

ProElite, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-31573	22-3161866
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12121 Wilshire Boulevard, Suite 1001 Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 526-8700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 (a)	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 16, 2008, the Company received a Notice of Default and Reservation of Rights dated October 15, 2008 from Showtime Networks (“Showtime”). Showtime claimed in the notice that the Company has violated a debt covenant under a Senior Secured Note Purchase Agreement dated June 18, 2008, and related Security Agreement dated September 10, 2008, as amended by Amendment No. 1 thereto dated September 10, 2008, and related promissory notes, each as may be amended from time to time (the “Loan Agreements”), requiring the Company to maintain at least $550,000 of unrestricted funds with a nationally recognized financial institution. Approximately $6.3 million is outstanding under the Loan Agreements, which is secured by substantially all of the Company’s assets. The notice states that Showtime may, within three business days, exercise rights and remedies set forth in clauses (a) through (e) of Section 6.1 of the Security Agreement. These rights and remedies include: (a) exercising any and all rights as beneficial and legal owner of the Company’s assets; (b) selling or assigning the Company’s assets in whole or in part; (c) granting a license or franchise to use the Company’s assets in whole or in part; (d) suing, demanding, collecting or receiving in Showtime’s name and money property or receivable on account of or in exchange for the Company’s assets; or (e) exercising all voting, consensual or other powers of ownership pertaining to the Company’s assets as if Showtime were the sole and absolute owner thereof. The notice is attached hereto as Exhibit 2.8

ITEM 5.02 (b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2008, Ken Hershman tendered his resignation from the Board of Directors. Mr. Hershman is an executive officer of Showtime and was Showtime’s designee on the Company’s Board of Directors.

On October 17, 2008, Edward Hannah resigned from the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROELITE, INC.

Date: October 21, 2008	By:	/s/ CHARLES CHAMPION
Charles Champion, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.8	Notice of Default and Reservation of Rights dated October 15, 2008 from Showtime Networks.